Exhibit 99.1

Keryx Biopharmaceuticals Announces FDA Acceptance for Filing of Zerenex™ New Drug Application

NEW YORK, October 8, 2013 /PRNewswire/ — Keryx Biopharmaceuticals, Inc. (Nasdaq:KERX) today announced that its New Drug Application (NDA) for Zerenex™ (ferric citrate coordination complex) has been accepted for filing by the U.S. Food and Drug Administration (FDA). The acceptance for filing of the NDA indicates the determination by the FDA that the application is sufficiently complete to permit a substantive review.

Ron Bentsur, the Company’s Chief Executive Officer, said, “We are very pleased with the FDA’s acceptance for filing of our NDA for Zerenex, as this represents an important achievement in the development of Zerenex. We believe that Zerenex has the potential to make a meaningful difference in the lives of patients with chronic kidney disease on dialysis, and we look forward to continuing to work with the FDA in its review process of the Zerenex NDA.”

The Company’s NDA, submitted on August 7, 2013, seeks approval for the marketing and sale of Zerenex as a treatment for elevated serum phosphorus levels, or hyperphosphatemia, in patients with chronic kidney disease (CKD) on dialysis. Included in the NDA filing are safety and efficacy datasets derived from the Company’s Phase 3 registration program, which was conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA, as well as safety and efficacy data from several additional studies, including four Phase 3 studies conducted in Japan in CKD patients on dialysis.

Keryx holds a worldwide license (except for certain Asian Pacific countries) to Zerenex from Panion & BF Biotech, Inc. The Japanese rights are sublicensed by Keryx to Japan Tobacco Inc. (JT) and Torii Pharmaceutical Co., Ltd. (Torii). On January 7, 2013, JT announced the filing of its NDA with the Japanese Ministry of Health, Labour and Welfare for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with CKD.

Zerenex is also in Phase 2 development in the U.S. for the management of elevated phosphorus and iron deficiency in anemic patients with Stage 3 to 5 non-dialysis dependent CKD.

About Special Protocol Assessments

The Special Protocol Assessment (SPA) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application. Final marketing approval depends on the efficacy and safety results, including the adverse event profile, and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 clinical program. The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the

FDA becomes aware of a substantial scientific issue essential to product efficacy or safety. For more information on Special Protocol Assessment, please visit: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate coordination complex), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with chronic kidney disease on dialysis, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA), and the Company’s New Drug Application is currently under review by the FDA. The Marketing Authorization Application filing with the European Medicines Agency (EMA) is pending submission. Zerenex is also in Phase 2 development in the U.S. for the management of elevated phosphorus and iron deficiency in anemic patients with Stages 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has filed its New Drug Application for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the clinical benefits to be derived from Zerenex (ferric citrate coordination complex), regulatory submissions and the timing of any such review, approvals, the commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: acceptance of the NDA filing does not represent final evaluation of the adequacy of the data submitted in the NDA; whether the FDA will complete its review of the NDA on a timely basis; the risk that the FDA, EMA, and Japanese Ministry of Health, Labour and Welfare ultimately deny approval of the U.S. NDA, MAA and Japanese NDA, respectively; the risk that SPAs are not a guarantee that the FDA will ultimately approve a product candidate following filing acceptance; whether the FDA and EMA will concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether, Zerenex, if approved, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website, and the FDA website, is not incorporated by reference into this press release and is included for reference purposes only.